Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-87008 and 333-21895) of Schnitzer Steel Industries, Inc. of our reports dated September 28, 2001 relating to the financial statements and financial statement schedule, which appear in this Form 10-K.

PricewaterhouseCoopers LLP

Portland, Oregon

November 29, 2001